Exhibit 99
FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-5400	(314) 854-5400

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Fourth Quarter 2009 Results

St. Louis, Missouri, January 29, 2010.  First Banks, Inc. (“First Banks” or the “Company”), the holding company of First Bank, today announced a net loss of $153.8 million for the three months ended December 31, 2009 as compared to a net loss of $217.4 million for the three months ended December 31, 2008. The net loss for the three months ended December 31, 2009 included a non-cash charge of $75.0 million resulting from the recognition of a goodwill impairment charge, which did not have any effect on First Bank’s regulatory capital levels, and a provision for loan losses of $63.0 million as compared to a provision for loan losses of $139.0 million recorded in the fourth quarter of 2008.

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at the “well capitalized” levels, reflecting an improvement in the Tier 1 capital ratio and Total capital ratio to 9.11% and 10.39% at December 31, 2009, respectively, compared to 8.91% and 10.19% at September 30, 2009, respectively.  First Banks, Inc.’s regulatory capital ratios remained at the “adequately capitalized” levels, reflecting a Tier 1 capital ratio of 4.89% and a Total capital ratio of 9.78% at December 31, 2009.

•	Completed several key capital optimization initiatives during the quarter, which contributed to a reduction of risk-weighted assets of approximately $807.0 million, including:

o	Sale of our Springfield, Illinois Branch
o	Sale of approximately $100.0 million of loans in our asset based lending subsidiary
o	Sale of approximately $65.0 million of restaurant franchise loans
o	Sale of approximately $145.0 million of loans in our insurance premium finance subsidiary

•
Entered into a Purchase and Assumption Agreement to sell certain assets and liabilities associated with Chicago Region to FirstMerit Bank, N.A.  This transaction is expected to close during the first quarter of 2010 and is estimated to generate an overall risk-based capital benefit of approximately $70.0 - $75.0 million.

•	Risk-weighted assets were reduced to $7.57 billion at December 31, 2009 from $8.38 billion at September 30, 2009 and $9.48 billion at December 31, 2008.

•	Cash and cash equivalents increased to $2.53 billion at December 31, 2009 compared to $1.65 billion at September 30, 2009 and $842.3 million at December 31, 2008.

•	Loan-to-deposit ratio improved to 79.94% at December 31, 2009 compared to 89.44% at September 30, 2009 and 98.30% at December 31, 2008.

•
Net loan charge-offs and the provision for loan losses declined to $82.6 million and $63.0 million, respectively, for the fourth quarter, representing improvements from $103.6 million and $107.0 million, respectively, for the third quarter and $129.8 million and $139.0 million, respectively, for the fourth quarter of 2008.

•	Increased period-end allowance for loan losses as a percentage of loans, net of unearned discount, to 3.79% at December 31, 2009 from 3.74% at September 30, 2009 and 2.56% at December 31, 2008.

Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, “Fourth quarter results reflected a continued challenging operating environment; however, we did note a number of encouraging signs in the fourth quarter, including a significant build of cash and cash equivalents to over $2.5 billion, steady deposit growth, our lowest provision for loan losses since the second quarter of 2008, and the successful completion of several key capital initiatives as outlined in our previously announced Capital Optimization Plan.  The completion of these fourth quarter capital related actions provided a regulatory capital benefit of approximately $70.0 million for the quarter and supported our ability to maintain well capitalized levels at First Bank and adequately capitalized levels at First Banks, Inc.”  Mr. McCarthy continued, “While our financial results do not yet reflect a return to profitability, we remain cautiously optimistic that the negative impact of asset quality related matters has peaked and we should expect gradual improvement in the upcoming quarters. In addition, our strong and improving liquidity position is allowing us to continue to maintain a strong balance sheet and complete our key capital initiatives which are assisting in our ability to continue to maintain First Bank at well capitalized thresholds.”

Net Interest Income:

•
Net interest margin remained relatively stable at 2.92% for the fourth quarter in comparison to 2.94% for the third quarter, reflecting a 31 basis point decline in the cost of interest-bearing liabilities offset by a 28 basis point decline in the yield on interest-earning assets, due in part to the significant build in liquidity throughout the quarter.  Net interest margin was 3.00% for the year ended December 31, 2009, reflecting a decline from 3.51% in 2008 that resulted primarily from higher than historical levels of nonaccrual loans and historically low prime and LIBOR interest rates.

Provision for Loan Losses:

•
The provision for loan losses declined to $63.0 million for the fourth quarter, in comparison to $107.0 million for the third quarter and $139.0 million for the fourth quarter of 2008.  The provision for loan losses was $390.0 million and $368.0 million for the years ended December 31, 2009 and 2008, respectively. The decrease in the provision for loan losses for the fourth quarter of 2009 was primarily attributable to lower net charge-offs and less severe asset quality migration than in previous quarters.

•	Net loan charge-offs were $82.6 million for the fourth quarter, compared to $103.6 million for the third quarter and $129.8 million for the fourth quarter of 2008.

•	Nonperforming assets increased $32.5 million to $860.8 million at December 31, 2009 compared to $828.2 million at September 30, 2009 and $534.0 million at December 31, 2008.

Noninterest Income:

•
Noninterest income declined to $5.6 million for the fourth quarter compared to $21.5 million in the third quarter and $18.6 million for the fourth quarter of 2008.  Noninterest income was $79.7 million and $89.3 million for the years ended December 31, 2009 and 2008, respectively.

•
Noninterest income for the fourth quarter of 2009 includes approximately $20.0 million of pre-tax losses associated with sales of loans and business segments partially offset by net gains of $3.4 million associated with the sale of certain investment securities.

Noninterest Expense:

•
Noninterest expense increased to $185.4 million for the fourth quarter compared to $80.2 million in the third quarter and $82.8 million for the fourth quarter of 2008.  Noninterest expense was $430.0 million and $334.5 million for the years ended December 31, 2009 and 2008, respectively.

•
Noninterest expense for the fourth quarter includes a goodwill impairment charge of $75.0 million associated with the Company’s goodwill impairment testing process, expenses on other real estate properties of $37.1 million related to the revaluation of certain properties and FDIC insurance assessments of $7.5 million. Noninterest expense for the fourth quarter also reflects reduced levels of expense in numerous categories attributable to enhanced expense control measures implemented through the Company’s ongoing profit improvement initiatives. Excluding the goodwill impairment charge and increase in other real estate expenses, noninterest expense declined by $3.0 million as compared to the third quarter.

Cash and Cash Equivalents:

•
Cash and cash equivalents increased to $2.53 billion at December 31, 2009, representing an increase of $871.6 million from $1.65 billion at September 30, 2009 and an increase of $1.68 billion from $842.3 million at December 31, 2008.  The Company expects to utilize a portion of these funds to complete the Chicago region transaction, repay certain borrowings scheduled to mature in the upcoming quarters and gradually build the investment securities portfolio.

Loans:

•
Loans, net of unearned discount, were $7.04 billion at December 31, 2009 compared to $7.78 billion at September 30, 2009 and $8.59 billion at December 31, 2008.  The reduction in loan balances for the fourth quarter and in 2009 reflect sales of certain loan portfolio segments, customer repayments and net loan charge-offs.

Deposits and Other Borrowings:

•
Deposits were $8.81 billion at December 31, 2009 compared to $8.69 billion at September 30, 2009 and $8.74 billion at December 31, 2008.  During the fourth quarter, demand, money market and savings accounts increased by $77.0 million and time deposits increased by $34.5 million.

•
Other borrowings were $777.0 million at December 31, 2009, representing a decline of $47.2 million from $824.2 million at September 30, 2009 primarily resulting from reductions of repurchase agreements of $46.5 million in the quarter.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Interest income	$107,170	113,202	136,253	457,173	592,607
Interest expense	33,361	39,827	55,562	163,381	249,501
Net interest income	73,809	73,375	80,691	293,792	343,106
Provision for loan losses	63,000	107,000	139,000	390,000	368,000
Net interest income (loss) after provision for loan losses	10,809	(33,625)	(58,309)	(96,208)	(24,894)
Noninterest income	5,583	21,457	18,640	79,702	89,333
Noninterest expense	185,413	80,231	82,768	430,008	334,544
Loss before (benefit) provision for income taxes	(169,021)	(92,399)	(122,437)	(446,514)	(270,105)
(Benefit) provision for income taxes	(94)	58	96,149	2,422	18,208
Net loss	(168,927)	(92,457)	(218,586)	(448,936)	(288,313)
Less: net loss attributable to noncontrolling interest in subsidiaries	(15,108)	(1,380)	(1,182)	(21,315)	(1,158)
Net loss attributable to First Banks, Inc.	$(153,819)	(91,077)	(217,404)	(427,621)	(287,155)

Basic and diluted loss per common share	$(6,709.64)	(4,055.66)	(9,199.35)	(18,911.10)	(12,169.46)

SELECTED FINANCIAL DATA

	December 31,	September 30,	December 31,
	2009	2009	2008

Total assets	$10,581,996	10,680,476	10,783,154
Cash and cash equivalents	2,525,312	1,653,677	842,316
Investment securities	541,557	634,276	575,094
Loans, net of unearned discount	7,038,920	7,776,340	8,592,975
Allowance for loan losses	266,448	290,738	220,214
Goodwill and other intangible assets	191,674	289,753	306,800
Deposits	8,805,522	8,694,088	8,741,520
Other borrowings	777,041	824,220	575,133
Subordinated debentures	353,905	353,885	353,828
Stockholders’ equity	522,380	698,791	996,355
Nonperforming assets	860,752	828,212	533,950

SELECTED FINANCIAL RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Net interest margin	2.92%	2.94%	3.37%	3.00%	3.51%
Yield on loans	5.25	5.24	5.77	5.27	6.19
Cost of interest-bearing deposits	1.46	1.78	2.52	1.87	2.79
Loan-to-deposit ratio	79.94	89.44	98.30	79.94	98.30
Allowance for loan losses to loans	3.79	3.74	2.56	3.79	2.56

About First Banks
First Banks had assets of $10.58 billion at December 31, 2009 and currently operates 208 branch banking offices in California, Florida, Illinois, Missouri and Texas. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions.  Visit First Banks on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in First Banks’ Quarterly Report on Form 10-Q as of and for the quarterly period ended September 30, 2009, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in First Banks’ Annual Report on Form 10-K as of and for the year ended December 31, 2009 upon filing with the SEC in March 2010.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks’ plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks’ management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks’ results to differ materially from those described in the forward-looking statements may be found in First Banks’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.